Exhibit 770
Kemper Blue Chip Fund
Form N-SAR for the period ended 10/31/97
File No. 811-5357

Offering Date: 9/25/97
Description of Security: Highwoods Properties Inc.
Total Amount of Underwriting: 7,500,000 Shares
Name of Fund: Kemper Blue Chip Fund
Amount Purchased: 100,000 Shares
Affiliate That Participated in Underwriting: Gruntal and Co. Amount Purchased 4% Limit (1): 1.4%
Amount Purchased 3% Limit (2): 0.8%
Purchased From: Merrill Lynch, Pierce, Fenner & Smith Inc. Underwriting syndicates members: Merrill Lynch, Pierce, Fenner & Smith Inc., Montgomery Securities, Morgan Stanley & Co. Inc., Prudential Securities Inc., Scott & Stringfellow, Inc., Smith Barney Inc., BT Alex Brown Inc., Donaldson, Lufkin & Jenrette Securities Corp., A.G. Edwards & Sons, Inc., Lazard Freres & Co. LLC, Legg Mason Wood Walker, Inc., Oppenheimer & Co. Inc., PaineWebber Inc., The Robinson-Humphrey Co., Inc., Salomon Brothers Inc., Schroder & Co. Inc., Advest, Inc., Robert W. Baird & Co. Inc., J.C. Bradford & Co., Craigie Inc., Dain Bosworth Inc., Davenport & Co. LLC, Dominick & Dominick, Inc., EVEREN Securities, Inc., Fahnestock & Co. Inc., First of Michigan Corp., Furman Selz LLC, J.J.B. Hilliard, W.L. Lyons, Inc., Interstate/Johnson Lane Corp., Janney Montgomery Scott Inc., Edward D. Jones & Co., L.P., Marion Bass Securities Corp., McDonald & Co. Securities, Inc., Morgan Keegan & Co., Inc., Piper Jaffrey Inc., Principal Financial Securities, Inc., Ragen MacKenzie Inc., Rauscher Pierce Refsnes, Inc., Raymond James & Associates, Inc., Stephens Inc., Sterne, Agee & Leach, Inc., Stifel, Nicolaus & Co., Inc., Sutro & Co. Inc., Tucker Anthony Inc., Wheat, First Securities, Inc.


(1) The amount purchased may not be greater than 4% of the total principal amount of an issue. Percentage applies
        to all Funds purchasing shares.

(2) The amount purchased may not be greater than 3% of the Funds total assets.